Exhibit 2.5

STOCK PLEDGE AND SECURITY AGREEMENT

THIS STOCK PLEDGE AND SECURITY AGREEMENT (the “Agreement”), dated as of September 1, 2015, by SMARTFINANCIAL, INC., a Tennessee corporation (formerly known as CORNERSTONE BANCSHARES, INC., along with its successors and assigns, “Pledgor”) in favor of CAPSTAR BANK (the “Secured Party”) in order to further secure the Obligations (as herein defined) and for the consideration herein specified.

WITNESSETH:

WHEREAS, the Pledgor has previously requested a line of credit facility from the Secured Party in the original principal amount of up to Eight Million Dollars ($8,000,000.00) (the “Loan”); and

WHEREAS, the Pledgor acknowledges that the Secured Party would not continue to make the Loan but for the pledge of the Pledged Shares (as herein defined) to the Secured Party, as the pledgee hereunder, to secure the Loan and all other Obligations (as herein defined), including all principal, interest, fees and other charges owed and to be owing thereon; and

WHEREAS, this Agreement is given by the Pledgor in favor of the Secured Party to secure the payment and performance of all of the Obligations;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

Section 1. Pledge. As security for the prompt payment, observance and performance when due (by acceleration or otherwise) of the Obligations, the Pledgor hereby pledges and grants to the Secured Party, a continuing first priority security interest in all of the Pledgor’s right, title and interest in and to, whether now existing or hereafter acquired, the following property:

(a)          100% of the common stock and Equity Interests of Smart Bank, a Tennessee chartered commercial bank headquartered at Pigeon Forge, Tennessee (the “Bank”) registered on the stock transfer records of the Bank in the name of the Pledgor (the “Pledged Shares”) (which to the extent permitted by law are, and shall remain at all times until this Agreement terminates, certificated securities);

(b)          all additional shares of Equity Interests of the Bank from time to time issued or issuable to the Pledgor, in whole or in part, including replacement securities, the securities of any successor in interest to the Bank, and any stock dividends (which to the extent permitted by law are, and shall remain at all times until this Agreement terminates, certificated securities) (which shares shall be deemed to be part of the Pledged Shares);

(c)          all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital, income, profits and other property, interests or proceeds from time to time received, receivable or otherwise distributed by the Bank (and any successor in interest of the Bank) in respect of or in exchange for any or all of the Pledged Shares (collectively, “Distributions”);

(d)          all Proceeds (as defined under the Uniform Commercial Code as in effect in Tennessee or under other relevant law) of any of the foregoing, and in any event including, without limitation, any and all (1) amounts paid or payable to the Pledgor with respect to the Pledged Shares; (2) payments (in any form whatsoever) made or due and payable to the Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Shares by any governmental authority (or any person acting on behalf of a governmental authority), (3) instruments representing obligations to pay amounts in respect of Pledged Shares, (4) products of the Pledged Shares, and (5) other amounts from time to time paid or payable under or in connection with any of the Pledged Shares.

Section 2. Obligations. This Agreement secures, and the Pledged Shares are hereby pledged to the Secured Party as collateral security for, the prompt payment and performance in full when due, whether at stated maturity, by acceleration or otherwise, of (a) the obligations of the Pledgor under this Agreement (including, without limitation, the obligation of the Pledgor to repay any and all sums advanced by the Secured Party, at its option, in respect of the Pledged Shares, and (b) the present and future obligations of the Pledgor to the Secured Party, including, without limitation, the “Obligations,” as such term is defined in the Loan Agreement, defined below (the “Obligations”).

Section 3. Loan and Loan Documents. The consideration for this Agreement consists of the Secured Party’s agreement to make the Loan and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Pledgor. At the date hereof, the “Loan Documents” are this Agreement, that certain Loan Agreement dated as of August 28, 2015 between Pledgor, as borrower, and Secured Party, as lender (as amended from time to time, the “Loan Agreement”), that certain Line of Credit Note dated as of August 28, 2015 herewith from Pledgor, as borrower, to Secured Party, as payee. The “Loan Documents” shall also be deemed to include all present and future documents and instruments relating to the Obligations executed by Borrower, by Pledgor, by Bank, and/or by any other Person, together with all amendments, modifications, extensions, and/or other changes thereto at any time and from time to time. Any violation of this Agreement shall constitute an Event of Default; and any Default or Event of Default shall be a default hereunder.

Section 4. Delivery of Pledged Shares. All certificates evidencing the Pledged Shares shall be delivered to and held by the Secured Party pursuant hereto. All Pledged Shares shall be in suitable form for transfer by delivery and shall be accompanied by duly executed instruments of transfer or assignment in blank (with signatures appropriately guaranteed), all in form and substance satisfactory to the Secured Party. The Secured Party shall have the right, at any time, and without notice to the Pledgor, to endorse, assign or otherwise transfer to or to register in the name of the Secured Party or any of its nominees any or all of the Pledged Shares. In addition, the Secured Party shall have the right at any time to exchange certificates representing or evidencing Pledged Shares for certificates of smaller or larger denominations.

Section 5. Supplements; Further Assurances.

(a)          At any time and from time to time, at the expense of the Pledgor, the Pledgor shall promptly execute and deliver all further instruments and documents, including supplemental or additional UCC-1 financing statements, and take all further action that may be necessary or that the Secured Party may request, in order to perfect and protect any pledge or security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Shares.

(b)          The Pledgor shall, upon obtaining any additional shares of the stock of the Bank, promptly (and in any event within five business days) deliver to the Secured Party duly executed instruments of transfer or assignments in blank (with signatures appropriately guaranteed), all in form and substance satisfactory to the Secured Party. In the absence of any such stock transfer document or documents, the Pledgor hereby authorizes the Secured Party to execute such document or documents as it shall deem proper as attorney-in-fact for the Pledgor.

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Section 6. Representations and Warranties. The Pledgor represents and warrants to the Secured Party, as an inducement to the Secured Party to make the Loan and to enter into the Loan Documents, that:

(a)          The Pledgor is, and at the time of any delivery of any Pledged Shares to the Secured Party pursuant to Section 4 of this Agreement will be, the legal and beneficial owner of the Pledged Shares. All Pledged Shares are on the date hereof and will be, subject to Section 8 hereof, so owned by the Pledgor free and clear of any lien or other encumbrance except for the lien created by this Agreement. The Pledged Shares pledged by the Pledgor hereunder constitute all the issued and outstanding Equity Interests of all classes of the Bank.

(b)          The Pledgor is a Tennessee corporation in good standing in the State of Tennessee and has full power, authority and legal right to pledge all the Pledged Shares pursuant to this Agreement.

(c)          To Pledgor’s knowledge, no consent of any party (including, without limitation, any governmental agencies, boards, departments, stockholders or creditors of the Pledgor) and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or other Person or entity is required either (1) for the pledge by the Pledgor of the Pledged Shares pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor, (2) for the exercise by the Secured Party of the voting or other rights provided for in this Agreement, or (3) for the exercise by the Secured Party of the remedies in respect of the Pledged Shares pursuant to this Agreement.

(d)          To Pledgor’s knowledge, all of the Pledged Shares have been, and to the extent hereafter issued will be upon such issuance, duly authorized and validly issued and fully paid and nonassessable.

(e)          The Pledgor’s chief executive office address is, following the SmartFinancial Merger, the one specified in Section 17 of this Agreement.

(f)           The Pledgor has delivered to the Secured Party all certificates representing the Pledged Shares and such delivery and pledge of the Pledged Shares pursuant to this Agreement creates a valid and perfected first priority security interest or the comparable interest under foreign law in the Pledged Shares securing the payment of the Obligations pursuant to the Uniform Commercial Code in effect in the State of Tennessee.

(g)          This Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms.

(h)          All information set forth herein relating to the Pledged Shares is accurate and complete in all respects.

(i)           The pledge of the Pledged Shares pursuant to this Agreement does not violate Regulation G, T, U or X or any other provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority applicable to the Pledgor, to the Bank, or to the Pledged Shares.

(j)           The Pledgor at all times will be the beneficial owner of the Pledged Shares.

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Section 7. Voting Rights, Distributions: Etc.

(a)          Prior to any default or any vote that would be or result in a Default or Event of Default:

(1)         The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with the terms or purpose of this Agreement or any of the other Loan Documents; provided, however, that the Pledgor shall not in any event exercise such rights in any manner which may have a material adverse effect on the value of the Pledged Shares or the security intended to be provided by this Agreement.

(2)         Subject to the provisions of Section 1 hereof and the terms of the Loan Agreement, the Pledgor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement any and all cash Distributions; provided, however, that any and all such Distributions consisting of rights or interests in the form of shares of stock shall be, and shall be forthwith delivered to the Secured Party to hold as Pledged Shares and shall, if received by the Pledgor, be received in trust for the benefit of the Secured Party, be segregated from the other property or funds of the Pledgor, and be forthwith delivered to the Secured Party as Pledged Shares in the same form as so received (with any necessary endorsement and stock powers executed in blank).

(3)         The Secured Party shall be deemed without further action or formality to have granted to the Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of the Pledgor and at the Pledgor’s sole expense, from time to time execute and deliver (or cause to be executed and delivered) to the Pledgor all such instruments as the Pledgor may reasonably request in order to permit the Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 7(a)(1) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 7(a)(2) hereof.

(b)          Upon any Default or Event of Default, or if the vote(s) to be cast by Pledgor would violate the terms of the Loan Documents or otherwise result in a default under this Agreement or Default or Event of Default under any of the other Loan Documents:

(1)         All rights of the Pledgor to exercise the voting and other consensual rights they would otherwise be entitled to exercise pursuant to Section 7(a)(1) hereof without any action or the giving of any notice shall cease, and all such rights shall thereupon become vested in the Secured Party, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(2)         All rights of the Pledgor to receive cash Distributions which they would otherwise be authorized to receive and retain pursuant to Section 7(a)(2) hereof shall cease and all such rights shall thereupon become vested in the Secured Party, which shall thereupon have the sole right to receive such cash Distributions and to apply them to reduce the Obligations and the obligations of the Pledgor under this Agreement in such order and manner as Secured Party shall determine.

(c)          The Pledgor shall, at its own expense, from time to time execute and deliver to the Secured Party appropriate instruments as the Secured Party may request in order to permit the Secured Party to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 7(b)(2) hereof and to receive all Distributions which it may be entitled to receive under Section 7(b)(2) hereof.

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(d)          All Distributions which are received by the Pledgor contrary to the provisions of Section 7(b)(2) hereof shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of the Pledgor and shall immediately be paid over to the Secured Party as Pledged Shares in the same form as so received (with any necessary endorsement).

Section 8. Transfers and Other Liens; Principal Residence; Suretyship Defenses.

(a)          The Pledgor shall not (1) sell, convey, assign or otherwise dispose of, or grant any option, right or warrant with respect to, any of the Pledged Shares or (2) create, suffer or permit to exist any lien or other encumbrance upon or with respect to the Pledged Shares other than the lien and security interest granted to the Secured Party under this Agreement.

(b)          Other than as contemplated by the SmartFinancial Merger, the Pledgor shall not change the location or address of its chief executive office without giving the Secured Party not less than 45 days prior written notice of such change.

(c)          By the signature below the Pledgor waives any claims or defenses based on suretyship defenses including, without limitation, release or impairment of collateral, impairment of rights of subrogation or contribution, or any comparable right, claim or defense.

Section 9. Reasonable Care. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Shares in its possession if the Pledged Shares are accorded treatment substantially equivalent to that which the Secured Party, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that the Secured Party shall not have responsibility for:

(a)          ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Shares, whether or not the Secured Party has or is deemed to have knowledge of such matters, or

(b)          taking any necessary steps to preserve rights against any person or entity with respect to any Pledged Shares.

Section 10. Remedies upon Default; Decisions Relating to Exercise.

(a)          After a Default or Event of Default, the Secured Party shall be entitled to exercise any of the rights, powers and remedies (whether vested in it by this Agreement or by any other Loan Document or by law) for the protection and enforcement of the rights of the Secured Party in respect of the Pledged Shares, and the Secured Party may, in addition to other rights and remedies provided for herein or otherwise available to it to be exercised from time to time, do any one or more of the following acts, which the Pledgor hereby agrees to be commercially reasonable: (1) retain and apply the Distributions to the Obligations as provided for in Section 11 hereof, (2) transfer all or any part of the Pledged Shares into the Secured Party’s name or the name of its nominee or nominees, and (3) exercise all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in any applicable jurisdiction at that time, and the Secured Party may also in its sole discretion, without notice except as specified below, sell the Pledged Shares or any part thereof (including, without limitation, any partial interest in the Pledged Shares) in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Pledged Shares. The Secured Party or any of its affiliates may be the purchaser of any or all of the Pledged Shares at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Shares sold at such sale, to use and apply any of the Obligations owed to such person or entity as a credit on account of the purchase price of any Pledged Shares payable by such person at such sale. Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the full extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Pledgor acknowledges and agrees that, to the extent notice of sale shall be required by law, the sending or personal delivery of written notice to the Pledgor ten (10) days in advance of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification to the Pledgor. The Secured Party shall not be obligated to make any sale of Pledged Shares regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives any claims against the Secured Party arising by reason of the fact that the price at which any Pledged Shares may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

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(b)          The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, the Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Shares, to limit purchasers to persons who will agree, among other things, to acquire the Pledged Shares for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Secured Party than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Shares for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c)          If the Secured Party determines to exercise its right to sell any or all of the Pledged Shares, upon written request, the Pledgor shall from time to time furnish to the Secured Party all such information as the Secured Party may request in order to determine the number of Pledged Shares which may be sold by the Secured Party as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, and/or any applicable state securities commission or agency, as the same are from time to time in effect.

(d)          In addition to any of the other rights and remedies hereunder, the Secured Party shall have the right to institute a proceeding seeking specific performance in connection with any of the agreements or obligations hereunder.

Section 11. Application of Proceeds. All Distributions held from time to time by the Secured Party and all cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Shares pursuant to the exercise by the Secured Party of its remedies as a secured creditor as provided in Section 10 hereof shall be applied from time to time by the Secured Party to reduce the Obligations of the Pledgor to the Secured Party for principal, interest, fees or other charges, whether as to direct debt or guaranteed obligations, or both, as the Secured Party shall deem proper.

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Section 12. Expenses. The Pledgor shall upon demand pay to the Secured Party the amount of any and all reasonable out of pocket expenses, including the reasonable fees and expenses of its counsel and the reasonable fees and expenses of any experts and agents, which the Secured Party may incur in connection with (a) the collection of the Obligations, (b) the administration of this Agreement, (c) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Shares, (d) the exercise or enforcement of any of the rights of the Secured Party hereunder or (e) the failure by the Pledgor to perform or observe any of the provisions hereof. All amounts payable by the Pledgor under this Section 12 shall be due upon demand and shall be part of the Obligations. The Pledgor’s obligations under this Section shall survive the termination of this Agreement and the discharge of the Pledgor’s other obligations hereunder.

Section 13. No Waiver; Cumulative Remedies.

(a)          No failure on the part of the Secured Party to exercise, no course of dealing with respect to, and no delay on the part of the Secured Party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

(b)          In the event the Secured Party shall have instituted any proceeding to enforce any right, power or remedy under this instrument by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Secured Party, then and in every such case, the Pledgor and the Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Shares, and all rights, remedies and powers of the Secured Party shall continue as if no such proceeding had been instituted.

Section 14. The Secured Party May Perform; The Secured Party Appointed Attorney-in-Fact. If the Pledgor shall fail to do any act or thing that they have covenanted to do hereunder or any warranty on the part of the Pledgor contained herein shall be breached, the Secured Party may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose. Any and all amounts so expended by the Secured Party shall be paid by the Pledgor promptly upon demand therefor, with interest at the highest rate then in effect under any promissory note held by Secured Party during the period from and including the date so expended to the date of repayment. The Pledgor’s obligations under this Section 14 shall survive the termination of this Agreement and the discharge of the Pledgor’s other obligations hereunder and under the Loan Documents. The Pledgor hereby appoints the Secured Party as its attorney-in-fact (a power coupled with an interest), with full authority in the place and stead of the Pledgor and in the name of the Pledgor, or otherwise, from time to time in the Secured Party’s discretion to take any action and to execute any instrument consistent with the terms of this Agreement and the other Loan Documents which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement; provided, however, that Secured Party's authority granted in this Section 14 shall be exercisable only after the occurrence of a Default or Event of Default. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable until this Agreement has been terminated as specified herein. The Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof other than anything that constitutes gross negligence or willful misconduct by such attorney.

Section 15. Amendments; Etc. This Agreement may not be amended or modified except by written agreement of the Pledgor and the Secured Party, and no consent or waiver hereunder shall be valid unless in writing and signed by the person or persons giving such consent or waiver, provided that any amendment or modification that releases all or a significant portion of the Pledged Shares hereunder shall require only the written consent of the Secured Party.

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Section 16. Future Advances, Etc. This Agreement shall secure payment of any amounts advanced from time to time pursuant to and/or in connection with the Obligations and shall secure all amounts now and hereafter owing with respect to the Obligations.

Section 17. Notices. All notices, requests and demands will be given to or made upon the respective parties hereto in writing (the term “in writing” to include reference to communications by overnight or same-day delivery (charges prepaid) by a courier facsimile provided the same are promptly confirmed by letter sent through the United States Postal Service, first-class postage prepaid) at their respective addresses as follows:

If to Pledgor	SmartFinancial, Inc.
5401 Kingston Pike, Suite 600
Knoxville, TN 37919
Attn: William Y. Carroll, Jr.
Telephone Number: (865) 868-0613 Fax Number: (865) 453-2204

with a copy (which shall not constitute notice) to:

Cornerstone Bancshares, Inc.
835 Georgia Avenue
Chattanooga, Tennessee 37402
Attention: Nathaniel F. Hughes
Facsimile: (423) 385-3137

with a copy (which shall not constitute notice) to:

Miller & Martin PLLC
832 Georgia Avenue
Suite 1200, Volunteer Building
Chattanooga, Tennessee 37402
Attention: Roddy Bailey
Facsimile: (423) 321-1567

with a copy (which shall not constitute notice) to:

Butler Snow LLP
150 3rd Avenue South
Suite 1600
Nashville, Tennessee 37201
Attention: Adam G. Smith
Facsimile: (615) 651-6701

If to Secured	Party: Capstar Bank 201 Fourth Avenue, North Suite 950 Nashville, Tennessee 37219 Attn: Larry Brooks, Senior Risk Officer Telephone Number: (615) 732-7522 Fax Number: (615) 732-7523

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or as to any party at such other address as may be designated by it or them in a written notice to all other parties. All notices, requests, consents and demands hereunder will be effective when personally delivered or on the third business day after being sent by United States Postal Service, first-class postage prepaid.

Section 18. Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Tennessee (without giving effect to the conflict of law provided thereof).

Section 19. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 20. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

Section 21. Loan Documents; Definitions. This Agreement, as the same may be amended or otherwise modified from time to time, is one of the Loan Documents executed by Pledgor in favor of the Secured Party in connection with the Loan. Capitalized terms used but not defined herein shall have the meaning set forth in the Loan Agreement.

Section 22. Headings. The Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

Section 23. Termination. When the Obligations have been indefeasibly and finally paid in full in cash and have been terminated this Agreement shall terminate. Upon termination of this Agreement, the Secured Party shall release the pledge of the Pledged Shares, shall return the Stock Powers to the Pledgor, and shall terminate an UCC financing statements related to the Pledged Shares, unless otherwise required by law.

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IN WITNESS WHEREOF, the Pledgor has caused this Stock Pledge and Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PLEDGOR:

SMARTFINANCIAL, INC., a Tennessee corporation

By:	/s/ William Y. Carroll, Jr.
Name:	William Y. Carroll, Jr.
Its:	President and Chief Executive Officer

SECURED PARTY:

CAPSTAR BANK

By:	/s/ Larry Brooks
Larry Brooks, Senior Credit Officer

Signature Page to Stock Pledge and Security Agreement